UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 24, 2008
Service Corporation International

(Exact name of registrant as specified in its charter)

Texas	1-6402-1	74-1488375

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1929 Allen Parkway Houston, Texas	77019

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (713) 522-5141

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 8.01.	Other Events
On Nov. 24, 2008, a magistrate judge in the United States District Court in the Southern District of Texas (Houston) issued recommendations that plaintiffs’ motions for class certification be denied in two previously disclosed antitrust lawsuits against Service Corporation International (“SCI”).
As previously reported, SCI is a defendant in two related class action antitrust lawsuits styled Funeral Consumers Alliance, Inc. v. Service Corporation International, et al. and Pioneer Valley Casket, et al. v. Service Corporation International, et al. These lawsuits allege, among other things, that we and several other companies involved in the funeral industry violated federal antitrust laws and state consumer laws by engaging in various anti-competitive conduct associated with the sale of caskets. Hearings on the plaintiffs’ respective motions for class certification in those cases were held in December 2006 before the magistrate judge and briefing on the motion took place thereafter.
The magistrate judge recommended that the motions for class certification in both cases be denied. The plaintiffs in each case have 10 court days (which may be extended) to file objections to the magistrate judge’s recommendations with the United States district judge. If the district judge accepts the magistrate judge’s recommendations and denies class certification, plaintiffs may petition the United States Court of Appeals for the Fifth Circuit for leave of appeal.
For further information and background on these cases, please refer to SCI’s most recent SEC Form 10-Q.
Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 25, 2008	Service Corporation International
	By:	/s/ Gregory T. Sangalis
Gregory T. Sangalis
Senior Vice President General Counsel and Secretary